Filed pursuant to Rule 424(b)(3)
Registration No. 333-227448
and Registration No. 333-227794

PROSPECTUS SUPPLEMENT NO. 5
(To Prospectus dated October 12, 2018)

INTELLIPHARMACEUTICS INTERNATIONAL INC.

Common Shares

This Prospectus Supplement No. 5 (this "Prospectus Supplement") amends and supplements our Prospectus dated October 12, 2018, as previously supplemented (the "Prospectus"), which form a part of our Registration Statement (our "Registration Statement") on Form F-1 (Registration Nos. 333-227448 and 333-227794). This Prospectus Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the public offering of common shares issuable upon the exercise of warrants, pre-funded warrants and underwriter’s warrants issued in the public offering of securities which closed on October 16, 2018.

This Prospectus Supplement includes information from our Report on Form 6-K, which was filed with the Securities and Exchange Commission on November 6, 2018. The Report, as filed, is set forth below.

This Prospectus Supplement should be read in conjunction with the Prospectus, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_______________

The date of this Prospectus Supplement is November 6, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2018.

Commission File Number: 000-53805

Intellipharmaceutics International Inc.
(Translation of registrant's name into English)

30 WORCESTER ROAD TORONTO, ONTARIO M9W 5X2
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F [ x ]   Form 40-F [  ]

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ___

Note: Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ___

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant's “home country”), or under the rules of the home country exchange on which the registrant's securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant's security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.

This Report of Foreign Private Issuer on Form 6-K and the attached exhibit 99.1 shall be incorporated by reference into the Company's effective Registration Statements on Form F-3, as amended and supplemented (Registration Statement Nos. 333-172796 and 333-218297), filed with the Securities and Exchange Commission, from the date on which this Report is filed, to the extent not superseded by documents or reports subsequently filed or furnished by Intellipharmaceutics International Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Intellipharmaceutics International Inc. (Registrant) /s/ Dr. Amina Odidi
Date: November 5, 2018	Dr. Amina Odidi President, Chief Operating Officer and Co-Chief Scientist

EXHIBIT LIST

Exhibit	Description
99.1	News Release dated November 5, 2018 - Intellipharmaceutics Announces Resignation of Chief Financial Officer

EXHIBIT 99.1
Intellipharmaceutics Announces Resignation of Chief Financial Officer

TORONTO, November 5, 2018 -- Intellipharmaceutics International Inc. (Nasdaq and TSX: IPCI) ("Intellipharmaceutics" or the "Company"), a pharmaceutical company specializing in the research, development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs, today announced the resignation of Andrew Patient, Chief Financial Officer, effective November 30, 2018 to pursue another opportunity. Mr. Patient has agreed to continue to offer his services to the Company through December 31, 2018 and is willing to continue thereafter on a consulting basis at the Company’s discretion.

Dr. Isa Odidi, Chairman, Chief Executive Officer and Co-Chief Scientist of the Company, commented "On behalf of the management team and the Board of Directors, I would like to thank Andrew for his contributions to Intellipharmaceutics, and to wish him every future success. We believe that the Company remains well positioned to continue to execute on its growth strategy."

The Company has commenced a search to fill Mr. Patient’s role. Pending the hiring of a replacement for Mr. Patient, the functions of Chief Financial Officer for Intellipharmaceutics will be carried out by the Company's President and former Chief Financial Officer, Dr. Amina Odidi.

About Intellipharmaceutics

Intellipharmaceutics International Inc. is a pharmaceutical company specializing in the research, development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs. The Company's patented Hypermatrix™ technology is a multidimensional controlled-release drug delivery platform that can be applied to a wide range of existing and new pharmaceuticals. Intellipharmaceutics has developed several drug delivery systems based on this technology platform, with a pipeline of products (some of which have received U.S. Food and Drug Administration (“FDA”) approval) in various stages of development. The Company has abbreviated new drug application (“ANDA”) and new drug application (“NDA”) 505(b)(2) drug product candidates in its development pipeline. These include the Company’s abuse- deterrent oxycodone hydrochloride extended release formulation (“Oxycodone ER”) based on its proprietary nPODDDS™ novel Point Of Divergence Drug Delivery System (for which an NDA has been filed with the FDA), and Regabatin™ XR (pregabalin extended-release capsules).

Cautionary Statement Regarding Forward-Looking Information

Certain statements in this document constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and/or “forward-looking information” under the Securities Act (Ontario). These statements include, without limitation, statements expressed or implied regarding our expectations regarding our plans, goals and milestones, status of developments or expenditures relating to our business, plans to fund our current activities, and statements concerning our partnering activities, health regulatory submissions, strategy, future operations, future financial position, future sales, revenues and profitability, projected costs and market penetration. In some cases, you can identify forward-looking statements by terminology such as “appear”, “unlikely”, “target”, "may", "will", "should", "expects", "plans", "plans to", "anticipates", "believes", "estimates", "predicts", "confident", "prospects", "potential", "continue", "intends", "look forward", "could", “would”, “projected”, “goals” ,“set to”, “seeking” or the negative of such terms or other comparable terminology. We made a number of assumptions in the preparation of our forward-looking statements. You should not place undue reliance on our forward-looking statements, which are subject to a multitude of known and unknown risks and uncertainties that could cause actual results, future circumstances or events to differ materially from those stated in or implied by the forward-looking statements. Risks, uncertainties and other factors that could affect our actual results include, but are not limited to, the effects of general economic conditions, securing and maintaining corporate alliances, our estimates regarding our capital requirements, and the effect of capital market conditions and other factors, including the current status of our product development programs, on capital availability, the estimated proceeds (and the expected use of any proceeds) we may receive from any offering of our securities, the potential dilutive effects of any future financing, potential liability from and costs of defending pending or future litigation, our ability to realize any benefits from our recent reverse stock split and our ability to comply with the Nasdaq and TSX continued listing standards, our programs regarding research, development and commercialization of our product candidates, the timing of such programs, the timing, costs and uncertainties regarding obtaining regulatory approvals to market our product candidates and the difficulty in predicting the timing and results of any product launches, the timing and amount of profit-share payments from our commercial partners, and the timing and amount of any available investment tax credits, the actual or perceived benefits to users of our drug delivery technologies, products and product candidates as compared to others, our ability to establish and maintain valid and enforceable intellectual property rights in our drug delivery technologies, products and product candidates, the scope of protection provided by intellectual property rights for our drug delivery technologies, products and product candidates, recent and future legal developments in the United States and elsewhere that could make it more difficult and costly for us to obtain regulatory approvals for our product candidates and negatively affect the prices we may charge, increased public awareness and government scrutiny of the problems associated with the potential for abuse of opioid based medications, pursuing growth through international operations could strain our resources, our limited manufacturing, sales, marketing or distribution capability and our reliance on third parties for such, the actual size of the potential markets for any of our products and product candidates compared to our market estimates, our selection and licensing of products and product candidates, our ability to attract distributors and/or commercial partners with the ability to fund patent litigation and with acceptable product development, regulatory and commercialization expertise and the benefits to be derived from such collaborative efforts, sources of revenues and anticipated revenues, including contributions from distributors and commercial partners, product sales, license agreements and other collaborative efforts for the development and commercialization of product candidates, our ability to create an effective direct sales and marketing infrastructure for products we elect to market and sell directly, the rate and degree of market acceptance of our products, delays in product approvals that may be caused by changing regulatory requirements, the difficulty in predicting the timing of regulatory approval and launch of competitive products, the difficulty in predicting the impact of competitive products on volume, pricing, rebates and other allowances, the number of competitive product entries, and the nature and extent of any aggressive pricing and rebate activities that may follow, the inability to forecast wholesaler demand and/or wholesaler buying patterns, seasonal fluctuations in the number of prescriptions written for our generic Focalin XR® capsules and our generic Seroquel XR® tablets which may produce substantial fluctuations in revenue, the timing and amount of insurance reimbursement regarding our products, changes in laws and regulations affecting the conditions required by the FDA for approval, testing and labeling of drugs including abuse or overdose deterrent properties, and changes affecting how opioids are regulated and prescribed by physicians, changes in laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products, the effect of recently-enacted changes in U.S. federal income tax laws, including but not limited to, limitations on the deductibility of business interest, limitations on the use of net operating losses and application of the base erosion minimum tax, on our U.S. corporate income tax burden, the success and pricing of other competing therapies that may become available, our ability to retain and hire qualified employees, the availability and pricing of third-party sourced products and materials, challenges related to the development, commercialization, technology transfer, scale-up, and/or process validation of manufacturing processes for our products or product candidates, the manufacturing capacity of third-party manufacturers that we may use for our products, potential product liability risks, the recoverability of the cost of any pre-launch inventory, should a planned product launch encounter a denial or delay of approval by regulatory bodies, a delay in commercialization, or other potential issues, the successful compliance with FDA, Health Canada and other governmental regulations applicable to us and our third party manufacturers' facilities, products and/or businesses, our reliance on commercial partners, and any future commercial partners, to market and commercialize our products and, if approved, our product candidates, difficulties, delays or changes in the FDA approval process or test criteria for ANDAs and NDAs, challenges in securing final FDA approval for our product candidates, including our oxycodone hydrochloride extended release tablets product candidate, in particular, if a patent infringement suit is filed against us with respect to any particular product candidates (such as in the case of Oxycodone ER), which could delay the FDA's final approval of such product candidates, healthcare reform measures that could hinder or prevent the commercial success of our products and product candidates, the FDA may not approve requested product labeling for our product candidate(s) having abuse-deterrent properties and targeting common forms of abuse (oral, intra-nasal and intravenous), risks associated with cyber-security and the potential for vulnerability of our digital information or the digital information of a current and/or future drug development or commercialization partner of ours, and risks arising from the ability and willingness of our third-party commercialization partners to provide documentation that may be required to support information on revenues earned by us from those commercialization partners. Additional risks and uncertainties relating to us and our business can be found in the "Risk Factors" section of our latest annual information form, our latest Form 20-F, and our latest Form F-1 and Form F-3 (including any documents forming a part thereof or incorporated by reference therein), as amended, as well as in our reports, public disclosure documents and other filings with the securities commissions and other regulatory bodies in Canada and the U.S., which are available on www.sedar.com and www.sec.gov. The forward-looking statements reflect our current views with respect to future events and are based on what we believe are reasonable assumptions as of the date of this document and we disclaim any intention and have no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Trademarks used herein are the property of their respective holders.

Unless the context otherwise requires, all references to “we,” “us,” “our,” “Intellipharmaceutics,” and the “Company” refer to Intellipharmaceutics International Inc. and its subsidiaries.

Company Contact: Intellipharmaceutics International Inc. Dr. Isa Odidi Chairman, Chief Executive Officer and Co-Chief Scientist 416-854-0909 investors@intellipharmaceutics.com
Investor Contact: ProActive Capital Kirin Smith 646-863-6519 ksmith@proactivecapital.com